Exhibit 15
September 18, 2009
Schering-Plough Corporation
2000 Galloping Hill Road
Kenilworth, New Jersey 07033-0530
To the Board of Directors and Shareholders of Schering-Plough Corporation
We have reviewed, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the unaudited interim financial information of Schering-Plough Corporation and subsidiaries for the three-month periods ended March 31, 2009 and 2008, and have issued our report dated May 1, 2009 (which report includes an explanatory paragraph relating to the impact of the adoption of Statement of Financial Accounting Standards (“SFAS”) No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans”, and FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes” on the December 31, 2008 balance sheet), and for the three- and six-month periods ended June 30, 2009 and 2008, and have issued our report dated July 24, 2009 (which report includes an explanatory paragraph relating to the impact of the adoption of Statement of Financial Accounting Standards (“SFAS”) No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans”, and FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes” on the December 31, 2008 balance sheet). As indicated in such reports, because we did not perform an audit, we expressed no opinion on that information.
We are aware that our reports referred to above, which were included in your Quarterly Reports on Form 10-Q for the quarters ended March 31, 2009 and June 30, 2009, are being incorporated by reference in this Registration Statement.
We also are aware that the aforementioned reports, pursuant to Rule 436(c) under the Securities Act of 1933, are not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.
/s/ DELOITTE & TOUCHE LLP
Parsippany, New Jersey